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                                                                    EXHIBIT 23.1

CONSENT OF ERNST & YOUNG, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) for the registration of an aggregate of 461,645 Ordinary Shares which will be represented by American Depositary Receipts pertaining to the Knowledge Well Limited 1998 Share Option Plan and Knowledge Well Group Limited 1998 Share Option Plan of our reports dated January 19, 1999 with respect to the consolidated financial statements and schedule of CBT Group PLC (the "Company") included in the Company's Annual Report, as amended, on Form 10-KA for the year ended December 31, 1998 filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG
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ERNST & YOUNG
Dublin, Ireland


July 23, 1999